CUSIP No. Y4600W108	13G/A	Page 10 of 10

Gobi Capital LLC SC 13G/A

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G/A with respect to the common stock of Karooooo Ltd., dated as of February 14, 2024 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

February 14, 2024
Date

/s/ Bo L. Shan
Bo L. Shan, as Managing Member of Gobi Capital LLC

/s/ Bo L. Shan
Bo L. Shan